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                                  EXHIBIT 10.19

                         Western Micro Technology, Inc.
                            254 East Hacienda Avenue
                           Campbell, California 95008



                              January 18, 1996



Mr. Donald A. Cochrane
Western Micro Technology, Inc.
254 East Hacienda Avenue
Campbell, California 95008

Dear Don:

     This letter agreement sets forth the terms and conditions of your employment with Western Micro Technology, Inc. ("Company").

     In consideration of the mutual covenants and promises made in this letter agreement, you and the Company agree as follows:

     1.   Employment.  Commencing as of January 1, 1996 (the "Effective Date"),
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you will continue to serve as the Company's Senior Vice-President of Marketing and Sales. You will be given such duties, responsibilities and authority as are appropriate to such position. Throughout the term of your employment, you will devote such business time and energies to the business and affairs of the Company as needed to carry out your duties and responsibilities as Senior Vice-President of Marketing and Sales, subject to the overall supervision and direction of the Chief Executive Officer and President and the board of directors of the Company (the "Board").

     2.   Term.  Commencing as of the Effective Date, your employment with the
          ----
Company will be "at-will." Either you or the Company can terminate your employment at any time and for any reason, with or without cause and with or without notice, in each case subject to the terms and provisions of paragraph 7 below.

     3.   Salary.  For your services to the Company as Vice-
          ------
President of Marketing and Sales, you will be paid a base salary, payable semi-monthly during each month of employment, at an annualized rate of one hundred and fifty thousand dollars ($150,000) per year.

     4.   Bonus.  You will be eligible to receive an annual bonus if the goals
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of the program are achieved.  The terms of the bonus plan will be determined by the Compensation Committee

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Mr. Donald A. Cochrane
January 18, 1996
Page 2

of the Board of Directors. For the purposes of the plan, your target bonus will be $70,000, of which $15,000 will be the target bonus for each calendar quarter and will be paid upon the attainment of certain quarterly performance criteria and $10,000 will be the target bonus for the entire year and will be paid upon the attainment of certain annual performance criteria.

     5.   Employee Benefit Programs.  During the term of your employment, you
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will be entitled to participate in all employee benefit programs of the Company at the time or thereafter made available to the Company's executives or salaried employees generally, including, without limitation, pension and other retirement plans, profit sharing plans, group life insurance, accidental death and dismemberment insurance, hospitalization, surgical, major medical and dental coverage, sick leave (including salary continuation arrangements), long-term disability, vacations, holidays and other employee benefit programs sponsored by the Company.

     6.   Options.  On the Effective Date, the Company will grant and issue to
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you, subject to the approval of the Company's shareholders at its 1996 Annual
Meeting, options to purchase 20,000 shares of Common Stock of the Company, at the fair market value of such Common Stock on the date of grant (the "Options"), subject to the terms and conditions contained in the Company's standard form of incentive stock option agreement (the "Option Agreement"). Subject to your execution of the Option Agreement, your Options will vest over a five-year period at the rate of 25% per year beginning on the second anniversary of the date of grant. Notwithstanding the foregoing, your Options will become fully vested and immediately exercisable in the event of a "change in control" of the Company (as such term is defined in the Option Agreement), unless such acceleration of vesting would in the sole judgment of the Board of Directors based on advice of the Company's independent auditors be an impediment to accounting for such transaction as a pooling of interest, in which case the Options will not become fully vested and immediately exercisable.

     7.   Consequences of Termination of Employment.
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     (a)  For Cause.  Following the Effective Date, the Company may terminate
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your employment for "Cause."  "Cause" will exist in the event you are convicted of a felony or, in carrying out your duties, you are guilty of gross negligence or gross misconduct resulting, in either case, in material harm to the Company. In the event your employment is terminated for Cause you will be entitled to any unpaid salary and bonus due you pursuant to paragraphs 3 and 4 above through the date of termi-

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Mr. Donald A. Cochrane
January 18, 1996
Page 3

nation and you will be entitled to no other compensation from the Company.

     (b)  Without Cause.  Following the Effective Date, the Company may
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terminate your employment without Cause.  In such event, you will be entitled to continue to receive your base salary for a period of nine (9) months following the termination date.

     (c)  Change in Responsibilities Following a Change in Control.  Following
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the Effective Date, in the event your responsibilities are substantially reduced, without Cause, within 12 months following a "change in control" of the Company (as such term is defined in the Option Agreement), your resulting resignation of employment will be treated as a termination of employment by the Company without Cause in accordance with subparagraph (b) above.

     (d)  Voluntary Termination.  In the event you terminate your employment
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with the Company of your own volition, such termination will have the same consequences as a termination for Cause under subparagraph (a) above.

     8.   Assignability; Binding Nature.  Commencing on the Effective Date, this
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letter agreement will be binding upon you and the Company and your respective successors, heirs, and assigns. This letter agreement may not be assigned by you except that your rights to compensation and benefits hereunder, subject to the limitations of this letter agreement, may be transferred by will or operation of law. No rights or obligations of the Company under this letter agreement may be assigned or transferred except by operation of law in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the Company's obligations under this letter agreement contractually or as a matter of law.

     9.   Governing Law; Arbitration.  This letter agreement will be deemed a
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contract made under, and for all purposes shall be construed in accordance with, the laws of California. Any controversy or claim relating to this letter agreement any breach thereof, and any claims you may have against the Company or any officer, director or employee of the Company or arising from or relating to your employment with the Company, will be settled solely and finally by arbitra-tion in accordance with the rules of the American Arbitration Association
("AAA") then in effect in the State of California, and judgment upon such award

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Mr. Donald A. Cochrane
January 18, 1996
Page 4

rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrator may provide that the cost of the arbitration (including reasonable legal fees) incurred by you or the Company will be borne by the non-prevailing party.

     10.  Withholding.  Anything to the contrary notwithstanding, following the
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Effective Date all payments made by the Company hereunder to you or your estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations. In lieu of withholding, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

     11.  Entire Agreement.  Except as otherwise specifically provided in this
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Agreement, this letter agreement contains all the legally binding understandings and agreements between you and the Company pertaining to the subject matter of this letter agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties.

     12.  Miscellaneous.  No provision of this letter agreement may be amended
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or waived unless such amendment or waiver is agreed to by you and the Board in writing. No waiver by you or the Company of the breach of any condition or provision of this letter agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. In the event any portion of this letter agreement is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

     Please acknowledge your acceptance and understanding of this letter agreement by signing and returning it to me by

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Mr. Donald A. Cochrane
January 18, 1996
Page 5

5:00 p.m. on January 18, 1996. A copy of the signed letter agreement will be sent to you for your records.

                                 Sincerely,



                                        /s/ P. SCOTT MUNRO
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ACKNOWLEDGED AND AGREED:



    /s/ DONALD A. COCHRANE
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      Donald A. Cochrane

Dated:  January 18, 1996